Exhibit 99.1

U.S. Department of Justice United States Attorney Eastern District of New York
DCP:JPM/JPL/GMM F. #2012R01716	271 Cadman Plaza East Brooklyn, New York 11201 January 23, 2020

By ECF and Hand Delivery

The Honorable Nicholas G. Garaufis

United States District Judge

Eastern District of New York

225 Cadman Plaza East

Brooklyn, New York 11201

Re:	United States v. Och-Ziff Capital Management Group LLC

Criminal Docket No. 16-516 (NGG)

Dear Judge Garaufis:

The government and the defendant Och-Capital Management Group LLC, which now operates under the name Sculptor Capital Management, respectfully submit this letter to advise the Court that the parties have agreed to voluntarily extend the term of the Deferred Prosecution Agreement (“DPA”) in the above-referenced matter. The parties have agreed to extend the DPA and have attached an Amendment to the Deferred Prosecution Agreement (the “Amendment”) which memorializes the parties’ agreement to certain revised provisions of the DPA.

As the Court is aware, on September 29, 2016, the parties entered into the DPA, which is currently scheduled to expire on January 24, 2020. See ECF Dkt. No. 11, Court Exhibit 2: Deferred Prosecution Agreement dated Sept. 29, 2016. Concurrent with the filing of the DPA, the government filed a Criminal Information against the defendant. See ECF Dkt. No. 8. The government also commenced a related criminal case, United States v. OZ Africa Management GP, LLC, 16-CR-515 (NGG) (the “OZ Africa Matter”), against one of the defendant’s subsidiary companies. Because of an outstanding restitution claim against that subsidiary, sentencing in the OZ Africa Matter has not occurred and, based on the current schedule, will not be completed before the scheduled conclusion of the DPA.

Under the DPA, the defendant agreed to pay a criminal monetary penalty in the amount of $213,055,689. The parties also agreed that if the Court imposed a fine as part of sentencing in the OZ Africa Matter, the amount of such a fine would be paid from the $213,055,689 monetary penalty currently being held by the government in a U.S. Treasury suspense account. Because the DPA contemplates that the sentencing in the OZ Africa Matter would have occurred before the expiration of the DPA, the parties have executed an agreement with the purpose of extending the expiration date of the DPA.

As part of the agreement to extend and the Amendment, the parties have agreed that the DPA will terminate 61 days after the entry of a final judgment by the Court in the OZ Africa Matter. This additional time period will ensure, among other things, that any monetary penalty can be appropriately disbursed by the government. The extension is based solely on the voluntary agreement of the parties and is not premised on any non-compliance by Och-Ziff or Sculptor with the DPA; indeed, the Amendment does not contemplate any additional term for the independent compliance monitor.

The parties are available to supply any additional information the Court may require.

Respectfully submitted,

OCH-ZIFF CAPITAL MGMT. Defendant	RICHARD P. DONOGHUE United States Attorney

/s/ Anirudh Bansal	/s/ James P. McDonald
Charles Gilman Anirudh Bansal Cahill Gordon & Reindel LLP (212) 701-3207	James P. McDonald Jonathan P. Lax Assistant U.S. Attorneys (718) 254-7000

ROBERT ZINK Chief, Fraud Section U.S. Dept. of Justice, Criminal Division

/s/ Gerald M. Moody
Gerald M. Moody Trial Attorney (202) 616-4988

cc:	Clerk of the Court (NGG) (by ECF)

All Counsel of Record (by ECF)

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